Exhibit 99.1

The Glimpse Group Acquires Leading Immersive Technology Company

Sector 5 Digital

Pivotal Acquisition Approximately Doubles Glimpse’s Annual Revenue Base, Strengthens Operating Foundation, and Deepens Executive Management and Board of Directors

NEW YORK, NY, December 2, 2021 – The Glimpse Group, Inc. (“Glimpse”) (NASDAQ:VRAR, FSE: 9DR), a diversified Virtual Reality (“VR”) and Augmented Reality (“AR”) platform company providing enterprise-focused VR and AR software and services solutions, today announced that it has entered into a definitive agreement to purchase Sector 5 Digital (“S5D”), a leading immersive technology company.

S5D (www.sector5digital.com) is an award-winning, enterprise focused, immersive technology company that combines brilliant storytelling with emerging technologies for industry leading organizations. It helps companies transform their brands by creating innovative digital content for marketing, communications, sales, entertainment, virtual events, training and simulation. Key customers include: American Airlines, BAE Systems, Bell Flight, Ecolab, Galderma, Halliburton, Recaro, Textron Systems and others. S5D has approximately 25 employees, was founded in 2014 and is based in Fort Worth, Texas.

Link to Video: https://player.vimeo.com/video/651854634

S5D expects to generate revenue of over $4.0 million in calendar year 2021, an increase of approximately 33% compared to approximately $3.0 million in calendar year 2020. S5D’s gross margins for calendar year 2021 are expected to be in the 55-60% range, with breakeven to slightly positive cash flow from operations. S5D’s recognized revenue and financials have not been audited yet and may change upon review and audit.

Expected synergies from the acquisition include:

●	Approximately double Glimpse’s pre-acquisition annual revenue
●	Place Glimpse on a potential $10 million annual revenue run rate trajectory, which we believe will make Glimpse one of the largest independent VR and AR software and services companies
●	Significantly improve business, operating and financial scale, solidifying Glimpse’s operating base
●	Generate compelling go-to-market synergies across Glimpse’s diverse ecosystem of subsidiary companies
●	Increase employee base to over 100 software developers, engineers and 3D artists with cutting-edge capabilities
●	Deepen Glimpse’s robust ecosystem of VR/AR companies and expertise
●	Expand diversification across industries, subsidiary companies, customers, technologies and geographies

In addition, Jeff Meisner, S5D’s co-founder and CEO, will continue as its General Manager post acquisition and join Glimpse’s executive team as Chief Revenue Officer. Mr. Meisner will also be appointed to Glimpse’s Board of Directors as a non-independent director, adding significant immersive technology industry experience.

Transaction Summary:

●	Total potential purchase price of $27 million, with an initial payment of $8 million ($4 million cash and $4MM common shares)
●	$19 million (or approximately 70%) of the potential purchase price is dependent on the achievement of revenue growth milestones over the next three years
●	Of the total potential purchase price, up to $6 million (or approximately 22%) is in cash and $21 million (or approximately 78%) is in Glimpse common shares, priced at the time of issuance over the next three years when the revenue milestones are met
●	There are no contingencies (i.e. “outs”) to this transaction, which is expected to officially close in Q1 CY ‘22
●	The transaction is expected to be immediately accretive to Glimpse
●	Post-acquisition, Glimpse is expected to have approximately $20 million cash on its balance sheet, with no material liabilities
●	Further information regarding the transactions can be found in the related 8K filing

Jeff Meisner, co-founder and CEO of S5D said, “over the past 7 years, we have built a leading and award-winning immersive technologies company, with a first-tier customer base. We never raised outside capital and purposely chose to combine with Glimpse in order to reach critical scale and benefit from the significant strategic and operational advantages provided by Glimpse’s ecosystem of VR and AR companies. I firmly believe that this is an opportunity where the whole is much greater than the sum of parts and I’m very excited for continued success within the Glimpse ecosystem, especially as the evolution of metaverse accelerates.”

Lyron Bentovim, President & CEO of Glimpse commented, “Glimpse’s stated goal is to become a premier software and services company in the emerging VR/AR industry, with a global footprint. To that end, this is the largest acquisition we have made to date, is well structured, aligns incentives and has the potential to be transformative. As the metaverse takes form and we seek to become an enabling infrastructure provider in its development, having scale in size, operations, technologies and capabilities is paramount.”

“In parallel to S5D’s core business and the expected scale, growth and synergies it will create, having someone of Jeff Meisner’s caliber and experience in the immersive technology industry join our executive team and board of directors is a significant addition. Jeff and his team have built a great business and we very much look forward to working together as part of Glimpse.”

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR, FSE: 9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

About Sector 5 Digital

Sector 5 Digital helps companies transform their brands by creating brilliant digital content for marketing, communications, sales, entertainment, visualization and simulation. The company has an in-house studio developing immersive experiences through Virtual Reality (VR), Augmented Reality (AR), 3D modeling and animation, film & video production, interactive game technology, and a lot more. For more information on Sector 5 Digital, please visit www.sector5digital.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,”, “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Glimpse Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

917-292-2685

maydan@theglimpsegroup.com

Investor Relations:

Mark Schwalenberg, CFA

Director

MZ Group – North America

312-261-6430

Glimpse@mzgroup.us

www.mzgroup.us